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                                                                  EXHIBIT 10.31


October 19, 1993

Gary J.  Kurtzman, M.D.
24 Campbell Lane
Menlo Park, CA 94025

Dear Gary:

I am pleased to offer you the position of Senior Director of Research, reporting directly to me. Your starting salary will be $120,000 per year, payable twice monthly. The effective starting date of this position will be December 13, 1993.

Our employee benefits include a prepaid employee and family dental plan and a prepaid employee and family medical plan. You will be eligible for three weeks paid vacation.

You will receive a stock option for 80,000 shares of Avigen common stock priced on the date of the next meeting of Avigen's Compensation Committee. These options will have 16 quarterly vesting periods over the next four years.

If you accept the above described offer, please sign and return one copy of this letter to me. You may keep the second copy for your records.

Gary, I hope that this letter accurately describes our conversations. On behalf of all of us at Avigen, let me again tell you how much we look forward to having you join this exciting company.

Sincerely,

/s/ John Monahan
John Monahan, Ph.D.
President and CEO

JM:jd

P.S. Enclosed please find phone numbers of all our Scientific Advisory Board members. I will contact them this week.

I have read, understand and hereby accept the foregoing terms and conditions of employment.

NAME: /s/ Gary J. Kurtzman               DATE:  11/15/93
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